Exhibit 99.1

PLBY Group Names Marc Crossman COO and CFO

LOS ANGELES – March 22, 2023 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (the “Company” or “PLBY Group”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced the appointment of Marc Crossman as Chief Operating Officer and Chief Financial Officer. Lance Barton will remain with the Company as a strategic advisor to assist with an orderly transition.

Mr. Crossman joins PLBY Group from Rizvi Traverse Management, where he was a Partner and was responsible for investment sourcing and evaluation of technology venture capital investments from May 2021 to March 2023. Prior to that, he served as the Chief Executive Officer of RealD Me (now known as Rain Technology), a consumer electronics company, from February 2019 to April 2021. From 2015 to January 2019, Mr. Crossman worked as a consultant and managed personal investments. Before RealD Me, Mr. Crossman served as the Chief Financial Officer of Joe’s Jeans Inc. from 2003-2006, and its Chief Executive Officer from 2006 to 2015, during which time he built the company into a leading premium denim brand with distribution in over 30 countries, a base of retail stores across the United States, and a domestic wholesale distribution platform in over 1,000 department and specialty stores. From 1999 until 2003, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc.

“Marc brings a wealth of operating skills and financial discipline to the team, having been both a CEO in the consumer products and technology sectors and the CFO of a public company. I believe Marc will be able to unlock further cost savings beyond what we have already identified, as we move to a more capital light model with streamlined operations,” said Ben Kohn, Chief Executive Officer of PLBY Group. “Marc will hit the ground running as we focus on our profitable growth initiatives.”

“I am thrilled to join Ben and the whole PLBY Group team,” said Mr. Crossman. “Having consulted with the Company for the past several weeks, I see tremendous opportunities to continue to streamline operations and build operational discipline across the entire organization. I also see significant opportunities to help create shareholder value by optimizing the assets we own and through the growth potential in the creator platform. Ben and I have worked together multiple times over the years and I am thrilled to help him in this next chapter for PLBY Group.”

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending with products and content available in approximately 180 countries. PLBY Group’s mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Contact
Media: press@plbygroup.com
Investors: investors@plbygroup.com